As filed with the Securities and Exchange Commission on May 11, 2007
Registration No. 333-101806

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 2 TO
REGISTRATION STATEMENT ON FORM S-8
UNDER
THE SECURITIES ACT OF 1933

STARBUCKS CORPORATION
(Exact name of registrant as specified in its charter)

Washington	91-1325671
(State or other jurisdiction of incorporation	(I.R.S. Employer Identification Number)
or organization)
2401 Utah Avenue South
Seattle, Washington 98134
(Address of principal executive offices, including zip code)

STARBUCKS CORPORATION
1991 COMPANY-WIDE STOCK OPTION PLAN

PAULA E. BOGGS
(executive vice president, general counsel and secretary)
Starbucks Corporation
2401 Utah Avenue South
Seattle, Washington 98134
(206) 318-5230
(Name, address and telephone number, including area code, of agent for service)

Copy to:
J. SUE MORGAN
Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, Washington 98101
(206) 359-8000

EXPLANATORY STATEMENT
SIGNATURES

EXPLANATORY STATEMENT
     Starbucks Corporation (the “Registrant”) is filing this Post-Effective Amendment No. 2 to Registration Statement on Form S-8 to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on December 12, 2002, File No. 333-101806 (the “2002 Form S-8”), with respect to shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Starbucks Corporation 1991 Company-Wide Stock Option Plan (the “1991 Plan”). A total of 24,000,000 shares of Common Stock (as adjusted to reflect the two-for-one stock split effected by the Registrant on October 21, 2005) were initially registered for issuance under the 2002 Form S-8.
     On February 9, 2005, the shareholders of the Registrant approved the Starbucks Corporation 2005 Long-Term Equity Incentive Plan (the “2005 Plan”), which replaces the Registrant’s former stock option plans, including the 1991 Plan. No future awards will be made under the 1991 Plan. According to the terms of the 2005 Plan, any shares subject to outstanding awards under the Registrant’s former stock option plans, including the 1991 Plan, that are cancelled or forfeited after February 9, 2005 are available for issuance under the 2005 Plan. As of April 1, 2007, the total number of shares of Common Stock subject to awards that have been cancelled or forfeited under the 1991 Plan since February 9, 2005, and not yet registered under the 2005 Plan, is 3,136,060 (the “Carryover Shares”). Those 3,136,060 shares are hereby deregistered. The 2002 Form S-8 otherwise continues in effect as to the balance of the shares of Common Stock remaining available for offer or sale pursuant thereto.
     Contemporaneously with the filing of this Post-Effective Amendment No. 2 to Registration Statement on Form S-8, the Registrant is filing a Registration Statement on Form S-8 to register the shares of Common Stock that have become available for offer or sale pursuant to the 2005 Plan since February 9, 2005, including but not limited to the Carryover Shares.
     In accordance with Rule 457(p) of the Securities Act of 1933, as amended, and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 2 to Registration Statement on Form S-8 is hereby filed (i) to reallocate the Carryover Shares from the 1991 Plan to the 2005 Plan, and (ii) to carry over a portion of the registration fees paid for the 3,136,060 Carryover Shares that were previously registered from the 2002 Form S-8 to the Registration Statement on Form S-8 for the 2005 Plan that is filed contemporaneously with the filing of this Post-Effective Amendment No. 2 to Registration Statement on Form S-8.
     There may be additional shares of Common Stock registered in connection with the 1991 Plan that are represented by awards under the 1991 Plan that, after February 9, 2005, are forfeited, expire, are cancelled without delivery of shares, or otherwise result in the return of shares to the Registrant. The Registrant intends to periodically file additional post effective amendments to the 2002 Form S-8, and additional Registration Statements on Form S-8 carrying forward such shares for issuance in connection with the 2005 Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on this 11th day of May, 2007.

STARBUCKS CORPORATION

By:	/s/ James L. Donald James L. Donald
president and chief executive officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment on Form S-8 Registration Statement has been signed by the following persons in the capacities indicated below, which includes a majority of the board of directors, on this 11th day of May, 2007.

Signature		Title

	/s/ Howard Schultz Howard Schultz	director, chairman

	/s/ James L. Donald James L. Donald	director, president and chief executive officer (principal executive officer)

	/s/ Michael Casey Michael Casey	executive vice president, chief financial officer and chief administrative officer (principal financial and accounting officer)

	*	director

Barbara Bass

	*	director

Howard Behar

	*	director

James G. Shennan, Jr.

	*	director

Craig E. Weatherup

*By:	/s/ Howard Schultz Howard Schultz	Attorney-in-Fact